FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Third Quarter Dividend

August 13, 2014, Hampton, VA                                                                                    Old Point Financial Corporation ("OPOF" – Nasdaq) has declared a quarterly dividend of $0.07 per share of common capital stock to be paid on September 30, 2014 to shareholders of record as of August 29, 2014. This represents an increase of 16.67% over the previous quarterly dividend.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.